EXHIBIT 2.1

MEMBERSHIP PURCHASE AGREEMENT

This MEMBERSHIP PURCHASE AGREEMENT (this “Agreement”) is entered into as of the last signature date below by and between EVIO, Inc., a Colorado corporation (“EVIO” or “Buyer”), and C3 LABS, LLC, a Nevada limited liability company (“C3 LABS”) and all of the current members of C3 LABS, as listed on the signature page hereto (“C3 Members”).

RECITALS

WHEREAS, EVIO is a publicly traded company, quoted on OTCMarkets.com under the symbol “EVIO,” that performs analytical testing and product research on cannabis through its subsidiaries;

WHEREAS, C3 LABS is licensed to perform research and development on cannabis in California; and

WHEREAS, Buyer is interested in acquiring sixty percent (60%) of the membership interests (the “Interests”) of C3 LABS; and

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE PURCHASE

1.1 The Purchase. At the Closing (as hereinafter defined), C3 LABS shall issue to EVIO newly- issued Interests in C3 LABS equal to 60% of the issued and outstanding membership interests of C3 LABS immediately following such issuance, in exchange for the consideration described below (the “Purchase”). The Purchase shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.

1.2 Purchase Price. As consideration for the Purchase, Buyer shall pay the sum of $600,000.00 (the “Purchase Price”), payable as set forth below:

(a) $100,000 Note. EVIO shall issue to the designee listed on Exhibit C, a promissory note in the principal amount of $100,000.00, the form of which is attached hereto as Exhibit A (the “100K Note”). The 100K Note shall bear no interest and have a maturity date ninety (90) days from Closing. Should EVIO fail to timely pay the principal balance of the 100K Note, the 100K Note shall be convertible into shares of EVIO’s common stock at a conversion price equal to 50% of the lowest trading price of the EVIO’s common stock as reported on OTCMarkets.com, or any exchange upon which EVIO’s common stock may be traded in the future, for the five (5) trading days immediately preceding the date of conversion (“Market Price”).

(b) $500,000 Note. EVIO shall issue to the designee listed on Exhibit C, a convertible promissory note in the principal amount of $500,000.00, the form of which is attached hereto as Exhibit B (the “500K Note”). The 500K Note shall bear no interest and have a maturity date six (6) months from Closing. The 500K Note shall automatically convert into shares of EVIO’s common stock upon reaching its maturity date at a rate of $0.75 per share. In the event the Market Price of EVIO common stock is below $0.75 at the time of conversion, EVIO shall pay to the note holder in cash or cash equivalent, the difference between $0.75 and the Market Price per share of converted stock.

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1.3 Closing. Subject to the provisions of this Agreement, the parties shall hold a closing (the “Closing”) on (i) the first business day following the day on which the last of the conditions set forth in Article III to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. The Closing shall occur no later than 5:00p.m. PST December 31, 2017 (“Closing Date”). Upon Closing, (i) C3 LABS shall deliver to EVIO a duly issued certificate representing 60% of the Interests outstanding following issuance to EVIO and (ii) EVIO shall deliver to C3 LABS the 100K Note and 500K Note, duly issued by EVIO, which C3 LABS will deliver to the proper designees. In the event that the Closing does not occur due to termination by Buyer, then EVIO shall pay a break-up fee of $25,000.00, payable to C3 LABS in EVIO common stock valued at Market Price per share.

1.4 Options. In addition to the Purchase, the C3 Members agree to grant EVIO options to purchase additional Interests of C3 LABS pursuant to the following terms and provisions:

(a) 30% Option. Effective as of Closing and terminating the date three (3) years from the Closing Date, the C3 Members hereby collectively grant EVIO the right to ratably purchase from the C3 Members an aggregate of 30% of the Interests in C3 LABS following the issuance of 60% of the Interests to EVIO. EVIO may exercise its option by providing C3 LABS and the C3 Members written notice of its intent to exercise the option. The C3 Members shall have three (3) days following the date of such notice to execute assignments of Interests totaling 30% of the then outstanding membership interests in C3 LABS in favor of EVIO California. If EVIO should elect to exercise its option within nine (9) months from the Closing Date, the exercise price for the 30% of Interests shall be $450,000.00, to be paid in cash or EVIO’s common stock, as agreed by the C3 Members. If EVIO does not exercise the option within nine (9) months from the Closing Date, the exercise price shall be set by mutual agreement between the parties or, if no such agreement can be reached, as determined by an independent third-party valuation by an appraiser agreed to by the parties.

(b) 10% Option. Effective as of three (3) years after the Closing Date and terminating the date twenty four (24) months therefrom, the C3 Members hereby collectively grant EVIO the right to ratably purchase from the C3 Members an aggregate of 10% of the then outstanding Interests in C3 LABS (comprising the remaining Interests not owned by EVIO). EVIO may exercise its option by providing C3 LABS and the C3 Members written notice of its intent to exercise the option. The C3 Members shall have three (3) days following the date of such notice to execute assignments of Interests totaling 10% of the then outstanding membership interests in C3 LABS in favor of EVIO. Upon notice of its intent to exercise the option granted hereby, the exercise price shall be set by mutual agreement between the parties or, if no such agreement can be reached, as determined by an independent third-party valuation by an appraiser agreed to by the parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Buyer. Buyer represents and warrants to C3 LABS as follows, which representations shall be true and correct as of Closing:

(a) Organization, Standing and Power. EVIO is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

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(b) Authority. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized. No other corporate or shareholder proceedings on the part of Buyer are necessary to authorize the Purchase, or the other transactions contemplated hereby.

(c) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “violation”) pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of EVIO or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EVIO which violation would have a material adverse effect on Buyer taken as a whole.

(d) Investment Representations. Buyer is acquiring the Interests for its own account with the intention of holding such securities for purposes of investment, and EVIO has no intention of selling such securities in a public distribution in violation of the United States securities laws or any applicable state securities laws. During the course of the negotiation of this Agreement, Buyer has had the opportunity to ask questions of and receive answers from representatives of C3 LABS concerning all matters that Buyer considers material. Buyer understands that C3 LABS’ Interests have not been registered under the Securities Act of 1933 as amended (the “Securities Act”) and that the Interests cannot be resold in a transaction to which the Securities Act applies unless subsequently registered under the Securities Act or an exemption from such registration is available.

2.3 Representations and Warranties of C3 LABS and C3 Members. C3 LABS and each of the C3 Members jointly and severally hereby represent and warrant to Buyer as follows, which representations shall be true and correct as of Closing:

(a) Organization, Standing and Power. C3 LABS is a limited liability company duly organized, validly existing and in good standing under the laws of the Nevada. C3 LABS has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant party taken as a whole.

(b) Issuance of Interests. C3 LABS is authorized to issue the number of newly-issued Interests required to complete the Purchase. There are no options, warrants, calls, convertible notes, agreements or other rights to purchase or otherwise acquire from C3 LABS at any time, or upon the happening of any stated event, any share of the capital interests of C3 LABS.

(c) Authority. C3 LABS and each C3 Member has all requisite power to enter into this Agreement and has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or member proceedings on the part of C3 LABS are necessary to authorize the Purchase and the other transactions contemplated hereby.

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(d) Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Articles of Organization or Operating Agreement of C3 LABS or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to C3 LABS or the C3 Members or their properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of C3 LABS or the Purchase. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to C3 LABS or the C3 Members in connection with the execution and delivery of this Agreement by C3 LABS and the C3 Members, or the consummation of the transactions contemplated hereby.

(e) Books and Records. C3 LABS has made and will make available for inspection by Buyer upon reasonable request all the books of account, relating to the business of C3 LABS. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Buyer by C3 LABS are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(f) Compliance with Laws. C3 LABS is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies applicable to it, its properties or the operation of its businesses (excepting compliance with federal laws relating to cannabis).

(g) Liabilities and Obligations. C3 LABS has no liabilities or outstanding debt currently due or becoming due in the future.

(h) Litigation. There is no suit, action or proceeding pending, or threatened against or affecting C3 LABS or any C3 Member, which is reasonably likely to have a material adverse effect on C3 LABS or the Purchase, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against C3 LABS or the C3 Members having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i) Taxes. C3 LABS has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and C3 LABS has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. C3 LABS and the C3 Members know of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(j) Assets, Licenses, Permits; Intellectual Property. C3 LABS owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. C3 LABS holds proper license(s) from local authorities in California permitting it to conduct research and development testing on cannabis and cannabis-derived products and is in compliance with all rules and regulations relating thereto. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent from any third party or governmental agency or have any material adverse effect upon any such authorizations. C3 LABS has not transferred, conveyed or sold any asset listed on the financial statements provided to Buyer or otherwise disclosed to Buyer as being owned by C3 LABS, excluding C3 LABS’ Waters SFC 350 and accessories.

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(k) Investment Representations. The C3 Members are acquiring the notes to be issued by EVIO hereunder and the securities to be issued upon conversion thereof for their own account with the intention of holding such securities for purposes of investment, and the C3 Members have no intention of selling such securities in a public distribution in violation of the United States securities laws or any applicable state securities laws. During the course of the negotiation of this Agreement, the C3 Members have had the opportunity to ask questions of and receive answers from representatives of EVIO concerning all matters that the C3 Members consider material. The C3 Members understand that the EVIO securities issuable pursuant to this Agreement have not been registered under the Securities Act and that such securities cannot be resold in a transaction to which the Securities Act applies unless subsequently registered under the Securities Act or an exemption from such registration is available. Each C3 Member is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions to Each Party’s Obligation to Effect the Purchase. The respective obligations of C3 LABS and Buyer to effect the Purchase shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

3.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Purchase is subject to the satisfaction of the following conditions on or before the Closing Date, unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of C3 LABS and the C3 Members set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing as though made on and as of the Closing, except as otherwise contemplated by this Agreement.

(b) Performance of Obligations of C3 LABS. C3 LABS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Closing Documents. Buyer shall have received all closing documents as counsel for Buyer shall reasonably request.

(d) Consents. C3 LABS shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Buyer, individually or in the aggregate, have a material adverse effect on C3 LABS and/or its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. C3 LABS shall also have received the approval of its members in accordance with applicable law.

(e) Confirmation Period. Buyer shall have confirmed to its satisfaction the business, operations, finances, assets and liabilities of C3 LABS.

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(f) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Buyer, made in good faith, would make the consummation of the Purchase imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against C3 LABS, the consequences of which, in the judgment of Buyer, could be materially adverse to C3 LABS.

(g) Re-Domicile. C3 LABS shall have taken all steps necessary to re-domicile C3 LABS’ state of incorporation to California and authorize any additional membership interests as needed to issue EVIO the 60% of Interests as contemplated hereby.

3.3 Conditions to Obligations of C3 LABS. The obligations of C3 LABS to effect the Purchase is subject to the satisfaction of the following conditions unless waived by C3 LABS:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement jointly and severally shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Documents. C3 LABS shall have received all closing documents from Buyer as shall be reasonably requested.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Employment Agreement. Following Closing, EVIO will cause C3 LABS to enter into an employment agreement with Tobias Paquet to perform the role of Laboratory Director on such terms as agreed between C3 LABS and Tobias Paquet.

4.2 Working Capital. EVIO shall be responsible for providing the working capital for C3 LABS following Closing.

4.3 Non-Compete. The C3 Members agree not to engage in any business or activity, directly or indirectly, in competition with Buyer in the business of laboratory testing of cannabis or cannabis-derived products, for a period of five (5) years following the Closing.

4.4 C3 LABS Management. Upon Closing, the C3 Members shall appoint EVIO as the manager of C3 Labs with all authority as granted a manager under California Law and as additionally granted by C3 LABS operating agreement.

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4.5 Existing Claims. Notwithstanding the absence of any litigation which would be deemed threatening to the Closing (Section 2.3(h) or 3.2(f)), the parties acknowledge that C3 LABS owns legal rights to collect outstanding receivables and unpaid royalties, which claims, causes of action, rights of recovery and any pending or future legal actions existing as of the date of this Agreement shall remain solely the property of C3 LABS. All decision-making and control of said litigation, including authorization to initiate or conclude litigation shall be solely and exclusively the right of C3 LABS. EVIO shall not exercise any decision-making authority over the litigation in any way. The parties agree that all proceeds of any pending or future settlement or receivable from current or contemplated litigation against current or past clients of C3 LABS who have failed to pay royalties and other fees to C3 LABS shall be distributed such that the current (pre-EVIO transaction) C3 Members collectively receive 75% of such proceeds and the remainder will be distributed to C3 LABS as working capital. Additionally, any future profits from the production and sale of Axis Aromatics, LLC products will likewise be distributed and apportioned 75%/25% between pre-EVIO transaction C3 Members and C3 LABS working capital.

4.6 State License. Buyer anticipates applying for a State License for testing and research of cannabis derivatives. C3 LABS and the C3 Members support Buyer’s efforts in this regard and will cooperate as necessary to provide written documentation to support Buyer’s/C3 LABS’ application upon request.

4.7 Permitted Assignee. Notwithstanding anything to the contrary contained in this Agreement, C3 Member WACOMM Holdings LLC, shall have the right to assign any securities or monies received by it pursuant to this Agreement to Bean Holdings LLC.

ARTICLE V

INDEMNIFICATION

5.1 C3 LABS and the C3 Members shall jointly and severally indemnify and hold Buyer and Buyer’s officers, shareholders, agents and directors (the “Buyer’s Representatives”) harmless for, from and against any and all Losses to which they may become subject resulting from or arising out of (1) any breach of a representation, warranty or covenant made by C3 LABS or the C3 Members as set forth herein; or (2) any and all liabilities arising out of or in connection with: (A) any of the assets of C3 LABS prior to the Closing; or (B) the operations of C3 LABS prior to the Closing.

5.2 Buyer shall jointly and severally indemnify and hold C3 LABS and the C3 Members’ officers, shareholders, agents and directors (the “C3 LABS’ Representatives”) harmless for, from and against any and all Losses to which they may become subject resulting from or arising out of (1) any breach of a representation, warranty or covenant made by Buyer as set forth herein; or (2) any and all liabilities arising out of or in connection with: (A) any of the assets of C3 LABS after the Closing; or (B) the operations of C3 LABS after the Closing; provided that any claim or liability arising under subsections (A) or (B) hereof must be the result of EVIO’s gross negligence or intentional misconduct.

ARTICLE VI

SURVIVAL AND TERMINATION

The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing. Buyer may terminate this Agreement by writing upon the material breach of C3 LABS. C3 LABS may terminate this Agreement by writing upon the material breach of Buyer. This Agreement may be terminated by the written agreement of all parties.

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ARTICLE VII

OTHER MATTERS

7.1 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Time is of the essence with respect to all obligations in this Agreement.

7.2 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be signed and delivered by electronic means, including e-mail.

7.3 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any California state court located in Orange County, or any federal court in the State of California in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.5 Publicity. Except as otherwise required by law or the rules of the SEC, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any such assignment shall be null and void. Notwithstanding, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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7.8 Notices. All notices or other written communications hereunder will be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt of an electronic confirmation thereof, (ii) one business day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the addresses set forth below or to such other address as may be designated to the other party in writing at the address set forth below.

7.9 Amendment. This Agreement may be amended by mutual agreement of the parties. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

7.10 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date above set forth.

[Signature Page Follows]

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EVIO, Inc.

Address:
Name:
Title:
Date:

C3 LABS, LLC

Address:
Name:
Title:
Date:

C3 Members

Address:
Name:
Title:
Date:

Address:
Name:
Title:
Date:

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EXHIBIT A

The 100K Note

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EXHIBIT B

The 500K Note

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EXHIBIT C

Note Designees

•         The 100K Note shall be issued to:  ___________________________________________

•         The 500K Note shall be issued to: ___________________________________________

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